Exhibit 99.1

Element Solutions Announces Mutual Termination of Merger Agreement with Solstice Advanced Materials

MIAMI – August 27, 2026 – Element Solutions Inc (NYSE: ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals technology company, today announced that the merger agreement between Element Solutions and Solstice Advanced Materials Inc. (“Solstice”) has been mutually terminated.

Chairman Ian G.H. Ashken commented, “While the strategic and financial rationale of the proposed transaction was compelling, based on constructive feedback from our shareholders and discussions between the parties, both companies’ boards concluded that Element Solutions and Solstice would serve our respective shareholders better as standalone companies at this time. We took note that Element Solutions shareholders appreciate the strength of our management team, unique culture and business portfolio as currently constructed and acted accordingly. We wish the Solstice team well in the future.”

Chief Executive Officer Benjamin Gliklich continued, “At Element Solutions, we work for our shareholders and other stakeholders and have heard their feedback clearly. The termination of the proposed transaction is a direct response to that feedback. Going forward, we plan to continue to execute our strategy focused on operational excellence, prudent capital allocation and developing the best, most entrepreneurial team in our industry. Our growth trajectory remains compelling, and the momentum in our business continues unabated and in-line with our guidance. With a healthy balance sheet and exciting new product introductions continuing to gain traction, we look forward to the significant opportunities ahead for Element Solutions and our businesses.”

Under the terms of the merger agreement and the termination agreement entered into between the parties, neither Element Solutions nor Solstice will be responsible for any payments to the other party as a result of the mutually agreed termination of the proposed transaction.

About Element Solutions

Element Solutions Inc is a leading global specialty chemicals technology company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in multiple high-value industries, including semiconductor fabrication, high-performance computing, automotive systems, consumer electronics, power electronics, communications and data storage infrastructure, aerospace and defense, industrial surface finishing and offshore energy.

More information about the Company is available at www.elementsolutionsinc.com.

Forward-Looking Statements

This news release contains certain “forward-looking statements” within the meaning of applicable securities legislation. Forward-looking statements in this news release include, but are not limited to, statements regarding the termination of the Merger Agreement and the Transaction as well as the effects thereof and the Company’s future strategy, value creation prospects, growth trajectory, momentum and new product introductions. Forward-looking statements speak only as of the date they are made, and Element Solutions assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Varun Gokarn

Vice President, Strategy and Integration

Element Solutions Inc

1-203-952-0369

IR@elementsolutionsinc.com

Media Contact:
Scott Bisang / Ed Hammond
Collected Strategies
1-212-379-2072
esi@collectedstrategies.com